Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
JohnsonFamily Funds, Inc.:

We consent to the use of our report dated December 29, 2004, incorporated herein by reference, for the JohnsonFamily Large Cap Value Fund, JohnsonFamily Small Cap Value Fund, JohnsonFamily International Value Fund, and JohnsonFamily Intermediate Fixed Income Fund, each a series of JohnsonFamily Funds, Inc. as of October 31, 2004, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in the Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 25, 2005